Exhibit 99.5

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-1 (the “Registration Statement”) of AquaMed Technologies, Inc., and any amendments thereto, as a person who is about to become a director on the Board of Directors of AquaMed Technologies, Inc. in connection with the spin-off by Alliqua BioMedical, Inc. of AquaMed Technologies, Inc. and the subsequent merger of AQ TOP, LLC and TO Pharmaceuticals, LLC. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ David I Johnson

David I. Johnson